Exhibit 99.1

News from Xerox

For Immediate Release

Public Relations Office:

800 Long Ridge Road

Stamford, CT 06904

203-968-4644

XEROX REPORTS FIRST-QUARTER EARNINGS OF 20 CENTS PER SHARE

•	Total revenue down 2 percent, flat in constant currency

•	Post-sale revenue down 1 percent, up 1 percent in constant currency

•	Revenue from color up 11 percent

•	Gross margins of 40.2 percent

•	Operating cash flow of $147 million; debt down $1.9 billion YOY

STAMFORD, Conn., April 24, 2006 – Xerox Corporation (NYSE: XRX) announced today first-quarter 2006 earnings per share of 20 cents and total revenue of $3.7 billion.

Total revenue was impacted by 2 points of currency, contributing to a 2 percent decline. On a constant currency basis, total revenue was flat in the quarter. Equipment sale revenue declined 4 percent – down 2 percent in constant currency – offset by continued improvement from the company’s post-sale revenue stream. Post-sale and financing revenue, which represents about 75 percent of Xerox’s total revenue, declined 1 percent in the first quarter and grew 1 percent in constant currency.

“Our steady improvement in post-sale revenue shows that Xerox’s business model is working. We also delivered solid product install growth, a more than 25 percent increase in signings for document management services, and 11 percent growth in revenue from Xerox color systems,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “For the past five years, we’ve been focused on building the install base of our digital document technology, especially color, and increasing demand for Xerox services. The post-sale revenue from this business generates a healthy annuity stream that fuels profitable growth.

Xerox Reports First-Quarter 2006 Earnings / 2

“While encouraged by annuity growth, I am disappointed in our gross profit decline. This was largely due to increased costs and had a direct impact on our first-quarter earnings,” added Mulcahy. “We have consistently demonstrated excellent execution in controlling costs and are confident we’ll be back on track next quarter. We’ve identified the issues and are taking the right actions, right now to readjust our cost base in line with our business model.”

Gross margins were 40.2 percent, a year-over-year decrease of 1.6 points. The company’s selling, administrative and general expenses were 26.6 percent of revenue, a modest improvement from 26.8 percent in the first quarter of 2005.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital technology and services that enable on-demand, personalized printing. Total production revenue declined 3 percent in the first quarter and was flat in constant currency. Installs of production black-and-white systems increased 8 percent, reflecting the success of the Xerox 4110 light production system, which was partially offset by install declines of high-end publishing systems. Earlier this month, the company announced new finishing features for the Xerox Nuvera™ digital production system. The company expects these features to help lift high-end production activity during the balance of the year. Production color installs grew 92 percent driven by increased demand for the DocuColor® 240/250 multifunction device, the company’s entry production color system that prints, copies and scans.

Xerox’s office business provides document technology and services for businesses of any size. Increased install activity for office systems was partially offset by declines in product pricing during the quarter. Total office revenue declined 1 percent and grew 1 percent in constant currency. Installs of office black-and-white systems were up 18 percent largely due to increased placements of Xerox’s new line of

Xerox Reports First-Quarter 2006 Earnings / 3

WorkCentre® systems that print, copy, fax and scan. In office color, installs of multifunction systems were up 53 percent driven by the continued success of the office version of the DocuColor 240/250 systems. Install activity in color printers was up 4 percent.

The company also cited continued improvement in its developing markets operations with significant growth in Eurasia and Central and Eastern Europe driving total revenue growth of 6 percent in DMO.

Xerox generated operating cash flow of $147 million and ended the quarter with $1.8 billion in cash and short-term investments. During the first quarter, the company repurchased $238 million of its common stock and issued $700 million in unsecured notes. Debt was down $1.9 billion year over year.

Xerox expects second-quarter 2006 earnings in the range of 22-24 cents per share, which includes a 1-cent charge related to the company’s recent termination of its 2003 credit facility.

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@xerox.com

NOTE TO EDITORS: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. Information concerning these factors is included in the company’s 2005 Form 10-K filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

NON-GAAP FINANCIAL MEASURES

Constant Currency: To understand the trends in the business, Xerox believes that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. Xerox refers to this adjusted growth as “constant currency.” Developing Market currencies are shown at actual exchange rates for both actual and constant growth rates since these countries generally have volatile currency and inflationary environments. The company’s operations in these countries have historically implemented pricing actions to recover the impact of inflation and devaluation. Management believes this measure gives investors an additional perspective of revenue trends. The currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

For the company’s first-quarter 2006 management discussion and analysis, presentation slides and more information about Xerox, visit www.xerox.com/investor. To receive its RSS news feed, visit www.xerox.com/news. XEROX®, Xerox Nuvera™ and WorkCentre® are trademarks of XEROX CORPORATION. DocuColor® is used under license.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2006	2005	% Change
Revenues
Sales	$1,666	$1,694	(2%)
Service, outsourcing and rentals	1,816	1,849	(2%)
Finance income	213	228	(7%)

Total Revenues	3,695	3,771	(2%)
Costs and Expenses
Cost of sales	1,075	1,047	3%
Cost of service, outsourcing and rentals	1,060	1,062	—
Equipment financing interest	76	86	(12%)
Research, development and engineering expenses	225	225	—
Selling, administrative and general expenses	983	1,009	(3%)
Restructuring and asset impairment charges	—	85	*
Other expenses (income), net	68	(32)	*

Total Costs and Expenses	3,487	3,482	—

Income before Income Taxes and Equity Income**	208	289	(28%)
Income tax expenses	47	116	(59%)
Equity in net income of unconsolidated affiliates	39	37	5%

Net Income	$200	$210	(5%)
Less: Preferred stock dividends, net	(14)	(14)	—

Income Available to Common Shareholders	$186	$196	(5%)

Earnings per Share
Basic	$0.20	$0.20	—
Diluted	$0.20	$0.20	—

Note:	Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.

*	Percent not meaningful.

**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(in millions, except share data in thousands)	2006	2005
Assets
Cash and cash equivalents	$1,598	$1,322
Short-term investments	196	244

Total cash, cash equivalents and short-term investments	1,794	1,566
Accounts receivable, net	2,074	2,037
Billed portion of finance receivables, net	285	296
Finance receivables, net	2,580	2,604
Inventories	1,260	1,201
Other current assets	1,130	1,032

Total current assets	9,123	8,736
Finance receivables due after one year, net	4,872	4,949
Equipment on operating leases, net	435	431
Land, buildings and equipment, net	1,599	1,627
Investments in affiliates, at equity	824	782
Intangible assets, net	279	289
Goodwill	1,688	1,671
Deferred tax assets, long-term	1,532	1,547
Other long-term assets	1,821	1,921

Total Assets	$22,173	$21,953

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,309	$1,139
Accounts payable	1,066	1,043
Accrued compensation and benefits costs	696	621
Unearned income	195	191
Other current liabilities	1,120	1,352

Total current liabilities	4,386	4,346
Long-term debt	6,373	6,139
Liabilities to subsidiary trusts issuing preferred securities	613	626
Pension and other benefit liabilities	989	1,151
Post-retirement medical benefits	1,195	1,188
Other long-term liabilities	1,321	1,295

Total liabilities	14,877	14,745
Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid-in-capital	4,555	4,741
Treasury stock, at cost	(217)	(203)
Retained earnings	3,207	3,021
Accumulated other comprehensive loss	(1,138)	(1,240)

Total Liabilities and Equity	$22,173	$21,953

Shares of common stock issued	933,054	945,106
Treasury stock	(14,771)	(13,917)

Shares of common stock outstanding	918,283	931,189

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2006	2005
Cash Flows from Operating Activities
Net income	$200	$210
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	155	159
Provisions for receivables and inventory	34	27
Net gain on sales of businesses and assets	(2)	(98)
Undistributed equity in net income of unconsolidated affiliates	(37)	(35)
Stock-based compensation	11	10
Restructuring and other charges	—	85
Cash payments for restructurings	(80)	(36)
Contributions to pension benefit plans	(32)	(24)
Increase in inventories	(67)	(116)
Increase in equipment on operating leases	(55)	(52)
Decrease in finance receivables	155	179
Increase in accounts receivable and billed portion of finance receivables	(11)	(8)
Decrease in other current and long-term assets	—	19
Decrease in accounts payable and accrued compensation	(73)	(1)
Net change in income tax assets and liabilities	12	73
Net change in derivative assets and liabilities	16	75
Decrease in other current and long-term liabilities	(68)	(98)
Other, net	(11)	(32)

Net cash provided by operating activities	147	337

Cash Flows from Investing Activities
Purchases of short-term investments	(45)	—
Proceeds from sales of short-term investments	93	—
Cost of additions to land, buildings, and equipment	(31)	(33)
Proceeds from sales of land, buildings, and equipment	2	2
Cost of additions to internal use software	(13)	(12)
Proceeds from divestitures and investments, net	138	105
Net change in escrow and other restricted investments	(88)	31

Net cash provided by investing activities	56	93

Cash Flows from Financing Activities
Cash proceeds from new secured financings	49	247
Debt payments on secured financings	(334)	(468)
Net cash proceeds (payments) on other debt	672	(112)
Payment of liability to subsidiary trusts issuing preferred securities	(100)	—
Preferred stock dividends	(14)	(14)
Proceeds from issuances of common stock	22	14
Excess tax benefits from stock-based compensation	7	—
Payments to acquire treasury stock	(238)	—
Other	(2)	9

Net cash provided by (used in) financing activities	62	(324)

Effect of exchange rate changes on cash and cash equivalents	11	(26)

Increase in cash and cash equivalents	276	80
Cash and cash equivalents at beginning of period	1,322	3,218

Cash and cash equivalents at end of period	$1,598	$3,298

Xerox Corporation

Segment Revenues and Segment Operating Profit

	Three Months Ended March 31,
(in millions, except operating margin)	2006	2005	Change
Revenues
Production	$1,035	$1,072	(3% )
Office	1,804	1,829	(1% )
Developing Markets Operations (DMO)	436	412	6%
Other	420	458	(8% )

Total Revenues	$3,695	$3,771	(2% )

Memo: Color	$1,214	$1,097	11%
Operating Profit
Production	$67	$101	$(34)
Office	160	192	(32)
DMO	17	10	7
Other	3	109	(106)

Total Operating Profit	$247	$412	$(165)

Operating Margin
Production	6.5%	9.4%	(2.9)	pts
Office	8.9%	10.5%	(1.6)	pts
DMO	3.9%	2.4%	1.5	pts
Other	0.7%	23.8%	(23.1)	pts

Total Operating Margin	6.7%	10.9%	(4.2)	pts

Reconciliation to pre-tax income:

	Three Months Ended March 31,
	2006	2005
Total segment profit	$247	$412
Reconciling items:
Restructuring and asset impairment charges	—	(85)
Other expenses	—	(1)
Equity in net income of unconsolidated affiliates	(39)	(37)

Pre-tax income:	$208	$289

Color revenues represent a subset of total revenues.

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (“DMO”) and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm excluding 50 ppm with embedded controller; North America & Europe

Office:	Monochrome up to 90 ppm; Color up to 40 ppm as well as 50 ppm with embedded controller; North America & Europe

DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa

Other:	Paper, Wide Format Systems, Xerox Technology Enterprises (“XTE”), consulting, equity income and non-allocated corporate items

Financial Review

Summary

	Three Months Ended March 31,
(in millions)	2006	2005	Change
Equipment sales	$947	$986	(4%)
Post sale and other revenue	2,535	2,557	(1%)
Finance income	213	228	(7%)

Total Revenues	$3,695	$3,771	(2%)

Reconciliation to Condensed Consolidated Statements of Income

Sales	$1,666	$1,694
Less: Supplies, paper and other sales	(719)	(708)

Equipment sales	$947	$986
Service, outsourcing and rentals	$1,816	$1,849
Add: Supplies, paper and other sales	719	708

Post sale and other revenue	$2,535	$2,557

Revenues

First quarter 2006 total revenues declined 2% compared to the first quarter 2005. Currency had a 2% negative impact on total revenues in the quarter. Total revenues included the following:

•	4% decline in Equipment sales, including a 2-percentage point negative impact from currency, primarily reflecting revenue declines in Office and Production black and white products, which were partially offset by revenue growth from color products and growth in DMO.

•	1% decline in Post sale and other revenue, including a 2-percentage point negative impact from currency, primarily reflecting declines in light lens, licensing revenue, and digital black and white Production products which were more than offset by growth in digital color products and growth in DMO.

•	11% growth in color revenue. Color revenue of $1,214 million comprised 33% of total revenue in the first quarter 2006 compared to 29% in the first quarter 2005.

•	7% decline in Finance income, including a 2-percentage point negative impact from currency, reflecting lower finance receivables.

Net Income

First quarter 2006 net income of $200 million, or $0.20 per diluted share included a $24 million after-tax benefit from the resolution of certain tax matters associated with an ongoing 1999 to 2003 Internal Revenue Service audit.

First quarter 2005 net income of $210 million or $0.20 per diluted share included an after-tax gain of $58 million ($93 million pre-tax) related to the sale of our entire equity interest in Integic Corporation (“Integic”), offset by after-tax restructuring charges of $55 million ($85 million pre-tax).

The calculations of basic and diluted earnings per share are enclosed as Appendix I.

Operations Review

	Three Months ended March 31
(in millions)	Production		Office		DMO	Other		Total
2006
Equipment sales	$256		$530		$126	$35		$947
Post sale and other revenue	697		1,148		308	382		2,535
Finance income	82		126		2	3		213

Total Revenues	$1,035		$1,804		$436	$420		$3,695

2005
Equipment sales	$280		$549		$117	$40		$986
Post sale and other revenue	704		1,145		293	415		2,557
Finance income	88		135		2	3		228

Total Revenues	$1,072		$1,829		$412	$458		$3,771

Change
Equipment sales	(9%	)	(3%	)	8%	(13%	)	(4%	)
Post sale and other revenue	(1%	)	—		5%	(8%	)	(1%	)
Finance income	(7%	)	(7%	)	—	—		(7%	)
Total Revenues	(3%	)	(1%	)	6%	(8%	)	(2%	)

Equipment Sales

Equipment sales reflect the results of our technology investments and the associated product launches as more than two-thirds of the first quarter 2006 equipment sales were generated from products launched in the past 24 months.

In the first quarter 2006 equipment sales of $947 million declined 4% from the first quarter 2005 reflecting:

•	Negative currency impact of 2-percentage points.

•	Declines in revenue from Office and Production black and white equipment partially offset by growth in color products and in DMO.

•	Strong install activity in Production and Office products, particularly in light production, entry production color, and office multifunction products, which was offset by the impact of price declines and product mix.

•	Growth in color equipment sales of 8%. The pace of color equipment sales growth was impacted by lower OEM color printer sales. Color sales represented approximately 43% of total equipment sales in the first quarter 2006 versus 38% in the first quarter 2005.

Production

Production first quarter 2006 equipment sales declined approximately 9% including a 4-percentage point negative impact from currency and reflected price declines of 4% as well as product mix, which were partially offset by strong install growth. The product mix reflected a lower proportion of high-end black and white production installs compared to the first quarter 2005. Production system install activity included:

•	92% growth in installs of production color products driven by strong DocuColor® 240/250, 8000 and 7000 installs.

•	8% growth in installs of production black and white systems including 35% growth in installs of black and white light production systems, reflecting the continued success of the 4110 light production system, partially offset by a 17% decline in installs of high-end black and white systems.

Office

Office first quarter 2006 equipment sales revenue declined 3%, including a 2-percentage point negative impact from currency as well as price declines of approximately 9%, which more than offset the impact of growth in office product installs. Office product install activity included:

•	18% install growth in black and white copiers and multifunction devices driven by 16% growth in Segment 1&2 devices (11-30 ppm) and 25% growth in Segments 3-5 (31-90 ppm).

•	4% install growth in color printers, down from 180% growth in the first quarter 2005.

•	53% install growth in office color multifunction systems, driven in part by strong sales of the office version of the DocuColor 240/250.

DMO

DMO equipment sales consist of office and production products, including a large proportion of sales of Segment 1&2 (11-30 ppm) office devices and printers. Equipment sales in the first quarter 2006 grew 8% reflecting strong growth in Eurasia and Central and Eastern Europe, and reflecting strong sales of Segment 1&2 devices, as well as install growth in light production black and white and production color systems.

Post Sale and Other Revenue

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

The first quarter 2006 post sale and other revenue of $2,535 million declined 1% compared to the first quarter 2005 reflecting:

•	Negative currency impact of 2-percentage points.

•	3% growth in digital office and digital production and 5% growth in DMO, which were partially offset by a 40% decline in analog light lens products as well as lower licensing revenue of $23 million.

•	13% growth in color post sale and other revenue. Color represented 29% of post sale and other revenue in the first quarter 2006 versus 26% in the first quarter 2005.

•	Approximately 8% of total pages were printed on color devices, which is 2- percentage points higher than the first quarter 2005. Color pages generate around five times more revenue and gross profit dollars than black and white pages.

Within post sale and other revenue, service, outsourcing, and rental revenue of $1,816 million declined 2% reflecting a decline in service and rental revenue, partially offset by growth in outsourcing revenue. Supplies, paper, and other sales of $719 million grew 2% year-over-year primarily reflecting growth in paper sales, which offset a decline in licensing revenue.

Production

Production first quarter 2006 post sale and other revenue declined 1%, including a 3-percentage point negative impact from currency and reflected growth in color products which was partially offset by declines in revenue from high-end black and white digital products and older light lens technology.

Office

Office first quarter 2006 post sale and other revenue was unchanged from first quarter 2005, including a 3-percentage point negative impact from currency and reflected growth in color multifunction devices and color printers, which was partially offset by declines in black and white light lens products.

DMO

DMO first quarter 2006 post sale and other revenue growth of approximately 5% was primarily driven by strong growth in Eurasia and Central and Eastern Europe.

Other

Post sale and other revenue within the Other segment declined 8% in the first quarter 2006. The decline was primarily driven by a $23 million decrease in licensing revenue, which was partially offset by an increase in paper. Paper and other supplies revenue comprised approximately two-thirds of first quarter 2006 Other segment post sale and other revenue.

Key Ratios and Expenses

	Three Months Ended
	March 31,
	2006	2005	Change
Gross Margin
Sales	35.5%	38.2%	(2.7)	pts.
Service, outsourcing and rentals	41.6	42.6	(1.0)
Financing Income	64.3	62.3	2.0
Total	40.2	41.8	(1.6)
R,D&E % Revenue	6.1	6.0	0.1
SAG % Revenue	26.6	26.8	(0.2)

Gross Margin

First quarter 2006 total gross margin of 40.2% decreased 1.6-percentage points compared to first quarter 2005 as cost improvements of 0.6-percentage points were more than offset by the impact of price declines and product mix of 2.3-percentage points. Price declines are largely equipment-related and were in line with historical levels. Product mix was a factor in the production segment and was also impacted by growth in DMO. The level of cost improvements did not keep pace with price and mix largely due to issues in technical and managed services, which are being addressed.

Sales gross margin declined 2.7-percentage points primarily due to the impact of price declines and product mix. The impact of price declines was primarily a result of price actions taken on office black and white multifunction products and color printers. The impact of product mix was primarily a result of lower high-end production black and white sales, growth in DMO, and growth in paper. Sales gross margin was also impacted by a $23 million year-over-year decline in licensing revenue, which has a high gross margin, and therefore negatively impacted margin by 0.4-percentage points.

Service, outsourcing and rentals margin declined 1.0-percentage point as the impact of cost and other improvements of 1.0-percentage point was more than offset by the impact of price declines and product mix of 1.9-percentage points. While the level of price declines and impact of product mix were comparable year-over-year, the level of cost improvements was negatively impacted by higher technical service related to the transition to a flexible service workforce as well as start up costs associated with new managed services contracts.

Research, Development and Engineering (“R,D&E”)

R,D&E of $225 million in the first quarter 2006 was unchanged from the first quarter 2005. R&D of $179 million decreased by $4 million reflecting lower spending in Production, which was only partially offset by increased spending in Office. The lower spending in Production was a result of recent product launches and the cost efficiencies captured from our platform development strategy. Sustaining engineering costs of $46 million increased by $4 million primarily due to significant product launches over the past several months.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D remains strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG expenses of $983 million in the first quarter 2006 were $26 million lower than the first quarter 2005, including a $22 million benefit from currency. The decrease in SAG expenses reflected the following:

•	$17 million reduction in general and administrative (“G&A”) expenses related to favorable currency and continued expense management initiatives.

•	$10 million net reduction in selling expenses primarily resulting from favorable currency.

•	$20 million in bad debt expense was comparable to the first quarter 2005. This level of bad debt expense continues to reflect the favorable trend in write-offs, receivables aging and collections.

Restructuring Charges

During the first quarter 2006, we did not incur any net incremental restructuring charges. The restructuring reserve balance as of March 31, 2006, for all programs was $159 million, of which approximately $140 million is expected to be spent over the remainder of 2006.

Worldwide Employment

Worldwide employment of 55,100 declined approximately 100 from year-end 2005 reflecting activity from on-going restructuring programs.

Other Expenses (Income), Net

	Three Months Ended March 31,
(in millions)	2006	2005
Non-financing interest expense	$54	$61
Interest income	(15)	(18)
Gains on sales of businesses and assets	(2)	(98)
Currency losses, net	14	16
Amortization of intangible assets	10	9
All other expenses (income), net	7	(2)

Total	$68	$(32)

Non-Financing Interest Expense

First quarter 2006 non-financing interest expense of $54 million was $7 million lower than the first quarter 2005. The decline is primarily due to lower average debt balances, partially offset by higher interest rates.

Interest Income

First quarter 2006 interest income of $15 million decreased $3 million reflecting lower average cash balances, which was partially offset by higher rates of return.

Gains on Sales of Businesses and Assets

Gains on sales of businesses and assets decreased $96 million from the first quarter 2005, primarily due to a pre-tax gain of $93 million related to the sale of Integic, which was recognized in the first quarter 2005.

Currency Losses, Net

Currency gains and losses netted a loss of $14 million in the first quarter 2006 compared to a loss of $16 million in the first quarter 2005. Net first quarter 2006 currency losses reflect the following:

•	Losses related to the mark to market of derivative contracts due to the strengthening Euro, that are economically hedging the cost of anticipated foreign currency denominated inventory purchases and other payments in Europe.

•	Losses related to the mark to market of derivative contracts economically hedging the cost of anticipated foreign currency denominated inventory purchases in the United States, predominantly Yen.

Income Tax Expense

In the first quarter 2006, we recorded income tax expense of $47 million compared with income tax expense of $116 million in the first quarter 2005. The effective tax rate for the first quarter 2006 was 22.6% versus 40.1% in the first quarter 2005.

The 2006 first quarter effective tax rate of 22.6% was lower than the U.S. statutory tax rate of 35.0% primarily reflecting a tax benefit of $24 million from the resolution of certain tax issues associated with our ongoing 1999 to 2003 Internal Revenue Service audit. We anticipate finalization of this audit in 2006.

The 2005 first quarter effective tax rate of 40.1% was higher than the U.S. statutory tax rate of 35.0% primarily reflecting the geographical mix of income before taxes and the related tax rates in those jurisdictions, and losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances.

Our effective tax rate is based on recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions, as well as available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events (such as audit settlements) that may not be predictable. We anticipate that our effective tax rate for the remainder of the year will approximate 34.0%, excluding the effects of any future discrete events, and we expect our full year tax rate to be approximately 32.0%.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $39 million in the first quarter 2006 was $2 million higher than the first quarter 2005 primarily reflecting growth in income from Fuji Xerox.

Segment Operating Profit

	Three Months Ended March 31,
(in millions, except operating margin)	2006	2005	Change
Revenues
Production	$1,035	$1,072	(3% )
Office	1,804	1,829	(1% )
Developing Markets Operations (DMO)	436	412	6%
Other	420	458	(8% )

Total Revenues	$3,695	$3,771	(2% )

Memo: Color	$1,214	$1,097	11%
Operating Profit
Production	$67	$101	$(34)
Office	160	192	(32)
DMO	17	10	7
Other	3	109	(106)

Total Operating Profit	$247	$412	$(165)

Operating Margin
Production	6.5%	9.4%	(2.9)	pts
Office	8.9%	10.5%	(1.6)	pts
DMO	3.9%	2.4%	1.5	pts
Other	0.7%	23.8%	(23.1)	pts

Total Operating Margin	6.7%	10.9%	(4.2)	pts

Total segment operating profit of $247 million in the first quarter 2006 was $165 million lower than the first quarter 2005. The first quarter 2006 operating margin declined 4.2-percentage points year-over-year.

Production

First quarter 2006 Production profit of $67 million declined $34 million from 2005. Operating profit margin declined 2.9-percentage points in the first quarter. The decline in operating profit is primarily due to reduced gross margins, which were impacted by lower installs of high-end production systems and higher technical service costs, as well as growth in color products.

Office

First quarter 2006 Office profit of $160 million declined $32 million from 2005. Operating profit margin declined 1.6-percentage points in the first quarter impacted by lower gross margins, primarily due to price declines in black and white multifunction devices and color printers; and higher R,D&E.

DMO

First quarter 2006 DMO profit of $17 million increased $7 million from 2005. Operating profit margin improved 1.5-percentage points in the first quarter. The $7 million increase in profit reflects higher gross profit and lower SAG expenses.

Other

First quarter 2006 Other operating profit of $3 million declined $106 million from first quarter 2005 primarily due to a $93 million pre-tax gain on the sale of Integic recognized in 2005, as well as lower licensing revenue compared to first quarter 2005.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash, cash equivalents and short-term investments for the three months ended March 31, 2006 and 2005:

	Three Months Ended March 31,
(in millions)	2006	2005	Amount Change
Net Cash provided by operating activities	$147	$337	$(190)
Net Cash provided by investing activities	56	93	(37)
Net Cash provided by (used in) financing activities	62	(324)	386
Effect of exchange rates on cash and cash equivalents	11	(26)	37

Increase in cash and cash equivalents	276	80	196
Cash and cash equivalents at beginning of period	1,322	3,218	(1,896)

Cash and cash equivalents at end of period	$1,598	$3,298	$(1,700)

Cash, cash equivalents and Short-term investments reported in our Consolidated Financial Statements were as follows:

	2006	2005
Cash and cash equivalents	$1,598	$1,322
Short-term investments	196	244

Total Cash, cash equivalents and Short-term investments	$1,794	$1,566

Cash Flows from Operating Activities

Net cash provided by operating activities of $147 million in the first quarter 2006 decreased $190 million from first quarter 2005. While net income declined by $10 million, the reduction in income tax expense of $69 million had a marginal impact on cash flow, as income tax payments were essentially flat year-over-year. Other changes in operating cash flows included the following:

•	$72 million year-over-year decrease in accounts payable and accrued compensation largely due to first quarter 2005 increases in accounts payable, which were impacted by the timing of net purchases.

•	$44 million decrease due to higher restructuring payments related to previously reported 2005 actions.

•	$28 million decrease resulting from current year net cash payments from settlement of derivatives compared to net cash receipts in 2005.

•	$24 million decrease due to lower rate of decline in current year finance receivables.

•	$49 million increase due to lower inventory growth in the first quarter 2006 compared to first quarter 2005.

Cash Flows from Investing Activities

Net cash provided by investing activities of $56 million in the first quarter 2006 decreased $37 million from first quarter 2005 reflecting the following:

•	$119 million decrease in the net change in escrow and other investments primarily due to a $103 million escrow deposit in the first quarter 2006 related to the MPI litigation.

•	$48 million increase in net proceeds from sales of short-term investments.

•	$33 million increase in proceeds from divestitures and investments. The increase reflects a $117 million distribution related to the sale of investments held by Ridge Re* and a $21 million distribution from the liquidation of our investment in Xerox Capital LLC, both in the first quarter 2006, partially offset by $96 million of proceeds from the sale of Integic in the first quarter 2005.

*	In March 2006 Ridge Re, a wholly owned subsidiary included in discontinued operations, executed an agreement to complete its exit from the insurance business. As a result of this agreement and pursuant to a liquidation plan, excess cash held by Ridge Re was distributed back to the Company.

Cash Flows from Financing Activities

Net cash provided by financing activities of $62 million in the first quarter 2006 increased by $386 million from first quarter 2005 reflecting the following:

•	$784 million increase in net cash on other debt reflecting $689 million in net proceeds from the March 2006 issuance of 6.40% Senior Notes due 2016 and lower net repayments on unsecured debt of $95 million.

•	$238 million used in the first quarter 2006 in connection with the company’s previously announced share repurchase programs.

•	$100 million payment for our liability to Xerox Capital LLC in connection with their redemption of Canadian deferred preferred shares.

•	$64 million higher net repayments on secured borrowings.

Customer Financing Activities and Debt

The following table compares finance receivables to financing-related debt as of March 31, 2006:

	March 31, 2006
	Finance Receivables, Net	Secured Debt
Finance Receivables Encumbered by Loans (1)
GE Secured Loans:
United States	$1,609	$1,437
Canada	213	148
United Kingdom	623	594

Total GE encumbered finance receivables, net	2,445	2,179
Merrill Lynch Loan – France	443	376
DLL - Netherlands	216	178

Total encumbered finance receivables, net	3,104	$2,733

Unencumbered finance receivables, net	4,633

Total finance receivables, net (2)	$7,737

(1)	Encumbered finance receivables represent the book value of finance receivables that secure each of the indicated loans.

(2)	Includes (i) billed portion of finance receivables, net (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in the Condensed Consolidated Balance Sheets as of March 31, 2006.

As of March 31, 2006, 40% of total finance receivables were encumbered as compared to 44% at December 31, 2005. Also as of March 31, 2006, approximately 43% of total debt was secured by finance receivables and other assets compared to 49% at December 31, 2005. Consistent with our objective to rebalance the ratio of secured and unsecured debt, we expect payments on secured loans will continue to exceed proceeds from new secured loans for the balance of 2006. We expect the level of secured debt as a percent of total debt to approximate 35% by the end of 2006. Our debt maturities are as follows:

	Unsecured Debt	Debt Secured by Finance Receivables	Other Secured Debt	Total Debt
Second Quarter	$36	$301	$304	$641
Third Quarter	2	250	4	256
Fourth Quarter	8	210	3	221

2006	46	761	311	1,118
First Quarter	6	182	3	191
Second Quarter	259	168	171	598
Third Quarter	—	585	2	587
Fourth Quarter	—	219	2	221

2007	265	1,154	178	1,597
2008	27	676	7	710
2009	885	103	7	995
2010	680	37	3	720
Thereafter	2,507	2	33	2,542

Total	$4,410	$2,733	$539	$7,682

Recent Accounting Changes

On January 1, 2006, we adopted FAS 123(R), “Share-Based Payments” using the modified prospective transition method and therefore we did not restate the results of prior periods. The adoption of FAS 123(R) was immaterial to our results of operations primarily as a result of changes made in our stock-based compensation programs in 2005 as well as the accelerated vesting of substantially all outstanding unvested stock options prior to the adoption of FAS 123(R). Our results of operations for the 2006 and 2005 first quarters included stock-based compensation expense of $7 million ($11 million pre-tax) and $6 million ($10 million pre-tax), respectively.

Recent Events

On April 7, 2006, we entered into a $1.25 billion unsecured credit facility (“2006 Credit Facility”), and terminated our existing $1.0 billion secured credit facility (“2003 Credit Facility”), which was entered into in June 2003. Upon termination of the 2003 Credit Facility, the company repaid all advances outstanding thereunder, including a $300 million secured term loan. The termination of the 2003 Credit Facility resulted in the write-off of the remaining unamortized deferred debt issuance costs of approximately $13 million. Further details regarding the 2006 Credit Facility are available within the Current Report on Form 8-K filed with the SEC on April 7, 2006.

Following a review of the 2006 actuarial valuation results and given our strong liquidity position, we elected to contribute $226 million to our tax qualified U.S. pension plans in April 2006 for the purpose of making those plans 100 percent funded on a current liability basis under ERISA funding rules.

Other Items

Reference has been made in this press release to “signings for document management services.” Services signings represents management’s estimate of the total contract life value of managed services and value-added services contracts signed within the period. This estimate includes new contracts, renewals, extensions, and amendments to existing contracts. The total contract life value is defined as the average monthly commitment minimum multiplied by the number of months in the contract, plus an estimate of any other revenue related to the contract, but not included in the minimum. If a contract does not have a monthly commitment minimum, management develops an estimate based on historical and expected usage patterns and other relevant information. Our contracts have terms that generally range from 3 to 5 years.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. Information concerning these factors is included in the company’s 2005 Form 10-K filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data.

Shares in thousands)

	Three Months Ended March 31,
	2006	2005
Basic Earnings per Share:
Net Income	$200	$210
Accrued dividends on Series C Mandatory Convertible Preferred Stock	(14)	(14)

Adjusted net income available to common shareholders	$186	$196

Weighted Average Common Shares Outstanding	927,237	958,817

Basic Earnings per Share	$0.20	$0.20

Diluted Earnings per Share:
Net Income	$200	$210
Interest on Convertible Securities, net	1	1

Adjusted net income available to common shareholders	$201	$211

Weighted Average Common Shares Outstanding	927,237	958,817
Common shares issuable with respect to:
Stock options	9,915	14,129
Restricted stock and performance shares	2,574	—
Series C Mandatory Convertible Preferred Stock	74,797	74,797
Convertible securities	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	1,016,515	1,049,735

Diluted Earnings per Share	$0.20	$0.20